Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 07-37

Contact:	Tabitha Zane Vice President, Investor Relations 919-431-1529

Highwoods Properties Reports Third Quarter Results

$0.61 FFO per Share

Excluding $0.02 of Charges

($0.014 for 8.625% Preferred Stock Repurchase and $0.006 for Building Impairment)

90.4% Occupancy – Up 100 bps Year-over-Year

1.6M SF First and Second Generation Space Leased

$500 Million Development Pipeline 75% Pre-leased

Raleigh, NC – October 30, 2007 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported financial and operational results for the three and nine months ended September 30, 2007.

Ed Fritsch, President and CEO, stated, “Third quarter results were again strong with 90.4% total occupancy at September 30, 2007, up 110 basis points from June 30, 2007 and up 100 basis points year-over-year. We expanded our development pipeline (which now stands at a healthy $500 million that is 75% pre-leased), signed a lease to backfill our largest single 2008 lease expiration and sold $36.8 million of non-core properties at a weighted average cap rate of 6.6%.”

Third Quarter and Nine Month Financial Results

For the third quarter of 2007, the Company reported net income available for common stockholders of $9.9 million, or $0.17 per diluted share. Net income available for common stockholders for the third quarter of 2006 was $4.8 million, or $0.09 per diluted share.

For the nine months ended September 30, 2007, net income available for common stockholders was $62.4 million, or $1.09 per diluted share, compared to net income available for common stockholders of $14.6 million, or $0.26 per diluted share, for the nine months ended September 30, 2006.

Funds from Operations (FFO) for the third quarter of 2007 was $36.1 million, or $0.59 per diluted share, compared to $32.8 million, or $0.53 per diluted share, for the third quarter of 2006. Excluding $1.2 million, or $0.02 per diluted share, in charges related to the repurchase of $22 million of 8.625% preferred stock in August 2007 and a building impairment, FFO for the third quarter of 2007 would have been $0.61 per diluted share. This compares to FFO of $0.59 per diluted share in the third quarter of 2006 after excluding $3.3 million, or $0.06 per diluted share, of charges for a loss on a debt extinguishment and a building impairment.

Highwoods Properties

For the nine months ended September 30, 2007, FFO was $128.3 million, or $2.08 per diluted share, compared to FFO of $101.1 million, or $1.66 per diluted share for the nine months ended September 30, 2006. Excluding $2.7 million, or $0.05 per diluted share, related to the repurchase and redemption of $62 million of high coupon preferred stock and a building impairment, FFO for the nine months ended September 30, 2007 would have been $2.13 per diluted share. This compares to FFO of $1.76 per diluted share for the first nine months of 2006 after excluding $5.6 million, or $0.10 per diluted share, of charges for a preferred stock redemption, losses on debt extinguishments and a building impairment.

The following items were included in the determination of net income available for common shareholders for the three and nine months ended September 30, 2007 and 2006:

	3 Months Ended 9/30/07		3 Months Ended 9/30/06
	(000)	Per Share	(000)	Per Share
Impairments on depreciable assets	$(384)	$(0.01)	$(2,600)	$(0.04)
Preferred stock redemption/repurchase charges	(842)	(0.01)	—	—
Loss on debt extinguishment	—	—	(724)	(0.01)
Land sale gains	225	0.00	2,103	0.03
Land impairment	(789)	(0.01)	—	—
Lease termination income	259	0.00	249	0.00
Straight line rental income	908	0.01	2,006	0.03
Capitalized interest	2,742	0.04	1,701	0.03
Gains on sales of depreciable assets (1)	8,064	0.13	3,712	0.06
Release of FASB FIN 48 tax liability (2)	1,473	0.02	—	—

	9 Months Ended 9/30/07		9 Months Ended 9/30/06
	(000)	Per Share	(000)	Per Share
Impairments on depreciable assets	$(384)	$(0.01)	$(2,600)	$(0.04)
Preferred stock redemption/repurchase charges	(2,285)	(0.04)	(1,803)	(0.03)
Losses on debt extinguishment	—	—	(1,191)	(0.02)
Land sale gains	17,029	0.28	5,069	0.08
Land impairment	(789)	(0.01)	—	—
Lease termination income	2,393 (3)	0.04	2,438 (4)	0.04
Straight line rental income	3,370	0.05	6,191 (4)	0.10
Capitalized interest	7,254	0.12	3,232	0.05
Gains on sales of depreciable assets (1)	37,348	0.61	8,271	0.14
Gain on property insurance claim	4,128	0.07	—	—
Release of FASB FIN 48 tax liability (2)	1,473	0.02	—	—

(1)	Gains on sales of depreciable assets are excluded in the calculation of FFO. Gains on sales of depreciable assets in the first nine months of 2007 included $7.2 million, or $0.12 per diluted share, which represented our share of gains from first quarter sales by certain of our unconsolidated joint ventures.

(2)	In connection with the adoption of FIN 48, on January 1, 2007 the Company recorded a $1.4 million liability for an uncertain tax position, with the related expense reflected as a reduction to the beginning balance of distributions in excess of net earnings. During the third quarter of 2007, the liability for the uncertain tax position was released, and income recognized, upon the expiration of the applicable statute of limitations. This item is not included in the calculation of FFO.

Highwoods Properties

(3)	Lease termination income in the first quarter of 2007 included $0.6 million representing our share from an unconsolidated joint venture.

(4)	Lease termination income in the second quarter of 2006 included $0.9 million related to Harborview, a 20% owned consolidated joint venture. Straight line rental income in the same period was reduced by $0.3 million to eliminate accrued straight line rent receivables from the same tenant that terminated its lease early. On a net basis after deducting our partner’s 80% share in these lease termination effects as financing obligation interest, the contribution to FFO in the nine months ended September 30, 2006 was $0.1 million, or less than $0.002 per diluted share.

Third Quarter 2007 Highlights

•

Second generation leasing activity in Highwoods’ portfolio was 1.3 million square feet, of which 1.1 million square feet was office space. Approximately 300,000 square feet of first generation space was also signed, including:

Development	Market	SF Leased	Pre-Leased
Berkshire	Orlando	83,000	100%
Comcast	Memphis	62,000	100%
Bay Center	Tampa	92,000	67%

•

Average in-place cash rental rates across the Company’s total portfolio rose 6.2% compared to the third quarter of 2006. Average in-place cash rental rates across the Company’s office portfolio were up 5.5% from the same period a year ago. Since the third quarter of 2004, average in-place cash rental rates across the Company’s total portfolio and office portfolio have increased 11.9% and 9.5%, respectively.

•

Five non-core properties encompassing 527,000 square feet were sold for gross proceeds of $36.8 million at a weighted average cap rate of 6.6%. The average age and occupancy of the properties sold were 23 years and 75.4%, respectively.

•

Same property NOI from continuing operations, which includes straight line rent and term fees, for the three and nine months ended September 30, 2007 increased 3.2% and 2.3%, respectively, from the corresponding periods of 2006. Excluding straight line rent and term fees, same property NOI from continuing operations increased 5.5% and 4.6%, respectively, from the corresponding periods of 2006.

Re-Leases Largest Single Office Space Set to Expire March 2008

The Company leased 223,000 square feet of second generation office space in Atlanta to a single, high quality, solid credit customer commencing March 1, 2008. This was the largest single office lease expiration the Company faced in 2008, in terms of both square footage and annual revenue contribution.

“We were pleased to take care of this large pending lease expiration. We had previously identified this property as non-core and we recognized that renewing or releasing this space prior to marketing it for sale was critical in order to receive fair value for this property. The new customer is essentially taking the space “as is” with Highwoods providing only $1.10 per square foot for tenant improvements. In return for no significant outlay of capital expenditures and zero downtime between leases, we accepted a below market rental rate that negatively impacted our GAAP and cash rental rates for signed office leases in the third quarter. Releasing this space quickly and under these terms was a very good opportunity and the right business decision for our Company,” stated Mr. Fritsch.

Highwoods Properties

The chart below illustrates the impact of this lease on the following metrics:

	Office GAAP Rent Growth	Office Cash Rent Growth	Office TIs/LCs psf
With 223K sf Lease	3.0%	-5.6%	$8.23
Without 223K sf Lease	12.4%	0.6%	$8.81

Funds from Operations Outlook

For 2007, the Company estimates FFO per diluted share to be in the range of $2.68 to $2.73, no change from previous guidance provided on August 1, 2007 and reconfirmed on September 17, 2007. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, land sale gains, and the potential impact of development deliveries and property dispositions and acquisitions. This estimate assumes approximately 61.6 million diluted shares outstanding, and excludes preferred stock redemption and repurchase charges aggregating $0.04 per share that were recorded in the second and third quarters as a result of the redemption of $40 million of 8.0% preferred stock and the repurchase of $22 million of 8.625% preferred stock. This estimate also excludes any gains or impairments associated with actual and potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the remainder of the year. Factors that could cause actual 2007 FFO results to differ materially from Highwoods’ current estimate are discussed below and are also detailed in the Company’s 2006 Annual Report on Form 10-K.

Management’s outlook for 2007 is based on the following operating assumptions:

	Low		High
Year End Occupancy	91.0%		92.5%
Same Property GAAP NOI Growth	2.0%		2.5%
G&A	$41.5	M	$42.5	M
Termination Fees	$2.5	M	$3.5	M
Land Sale Gains (1)	$15.0	M	$16.5	M
Dispositions (2)	$108	M	$150	M
Building Acquisitions	$9	M	$9	M

(1)	Net of land impairments

(2)	Excludes proceeds from the potential sale of the Company’s Winston-Salem assets.

The Company expects to provide FFO guidance for 2008 in January, as it has in previous years.

Supplemental Information

A copy of the Company’s third quarter 2007 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Financial Supplementals” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Highwoods Properties

Conference Call

Tomorrow, Wednesday, October 31, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web and Pod cast replays will be available two hours after the completion of the call. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 17249931.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption and repurchase cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

Highwoods Properties

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2006 to September 30, 2007). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At September 30, 2007, the Company owned or had an interest in 378 in-service office, industrial and retail properties encompassing approximately 33.6 million square feet. Highwoods also owned 662 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2007 operational results and the related assumptions underlying our expected operational results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2006 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Rental and other revenues	$110,166	$103,395	$325,384	$305,853
Operating expenses:
Rental property and other expenses	39,958	38,895	117,530	111,511
Depreciation and amortization	32,517	28,168	92,275	84,000
Impairment of assets held for use	789	—	789	—
General and administrative	9,649	8,546	31,428	26,298

Total operating expenses	82,913	75,609	242,022	221,809
Interest expense:
Contractual	23,728	23,809	69,514	71,855
Amortization of deferred financing costs	616	557	1,791	1,883
Financing obligations	981	850	2,968	3,190

	25,325	25,216	74,273	76,928
Other income/(expense):
Interest and other income	1,471	1,174	5,105	4,287
Loss on debt extinguishments	—	—	—	(467)

	1,471	1,174	5,105	3,820

Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	3,399	3,744	14,194	10,936
Gains on disposition of property, net	1,288	2,977	20,372	8,295
Gain from property insurance settlement	—	—	4,128	—
Minority interest	(307)	(445)	(3,324)	(1,276)
Equity in earnings of unconsolidated affiliates	1,207	1,342	12,930	5,349

Income from continuing operations	5,587	7,618	48,300	23,304
Discontinued operations:
Income/(loss) from discontinued operations, net of minority interest	205	(1,304)	981	1,386
Net gains on sales of discontinued operations, net of minority interest	6,175	2,595	24,533	4,638
Release of FASB FIN 48 tax liability	1,473	—	1,473	—

	7,853	1,291	26,987	6,024

Net income	13,440	8,909	75,287	29,328
Dividends on preferred stock	(2,680)	(4,113)	(10,639)	(12,950)
Excess of preferred stock redemption cost over carrying value	(842)	—	(2,285)	(1,803)

Net income available for common stockholders	$9,918	$4,796	$62,363	$14,575

Net income per common share - basic:
Income from continuing operations	$0.04	$0.07	$0.63	$0.16
Income from discontinued operations	0.14	0.02	0.48	0.11

Net income	$0.18	$0.09	$1.11	$0.27

Weighted average common shares outstanding - basic	56,628	54,470	56,376	54,069

Net Income per common share - diluted:
Income from continuing operations	$0.04	$0.07	$0.62	$0.15
Income from discontinued operations	0.13	0.02	0.47	0.11

Net income	$0.17	$0.09	$1.09	$0.26

Weighted average common shares outstanding - diluted	61,396	61,457	61,611	60,786

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2007	December 31, 2006
Assets:
Real estate assets, at cost:
Land	$353,659	$345,548
Buildings and tenant improvements	2,663,378	2,573,032
Development in process	134,088	101,899
Land held for development	111,384	111,517

	3,262,509	3,131,996
Less-accumulated depreciation	(638,265)	(588,307)

Net real estate assets	2,624,244	2,543,689
Real estate and other assets, net, held for sale	3,200	35,446
Cash and cash equivalents	20,344	16,690
Restricted cash	8,213	2,027
Accounts receivable, net	27,263	23,347
Notes receivable, net	5,430	7,871
Accrued straight-line rents receivable, net	71,328	68,364
Investment in unconsolidated affiliates	57,970	60,359
Deferred financing and leasing costs, net	71,178	66,352
Prepaid expenses and other assets	23,475	20,708

Total Assets	$2,912,645	$2,844,853

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,601,474	$1,465,129
Accounts payable, accrued expenses and other liabilities	173,438	156,737
Financing obligations	34,919	35,530

Total Liabilities	1,809,831	1,657,396
Minority interest	70,716	79,726
Stockholders’ Equity:
Preferred stock	135,437	197,445
Common stock	572	562
Additional paid-in capital	1,446,609	1,449,337
Distributions in excess of net earnings	(549,436)	(538,098)
Accumulated other comprehensive loss	(1,084)	(1,515)

Total Stockholders’ Equity	1,032,098	1,107,731

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,912,645	$2,844,853

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Funds from operations:
Net income	$13,440	$8,909	$75,287	$29,328
Dividends to preferred stockholders	(2,680)	(4,113)	(10,639)	(12,950)
Excess of preferred stock redemption cost over carrying value	(842)	—	(2,285)	(1,803)

Net income available for common stockholders	9,918	4,796	62,363	14,575
Add/(deduct):
Depreciation and amortization of real estate assets	31,920	27,407	90,433	81,661
(Gains) on disposition of depreciable properties	(1,063)	(874)	(3,343)	(3,226)
Minority interest from the Operating Partnership in income from continuing operations	137	328	2,806	830
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,107	2,790	8,851	8,143
(Gains) on disposition of depreciable properties	—	—	(7,158)	—
Discontinued operations:
Depreciation and amortization of real estate assets	147	1,109	682	3,655
(Gains) on disposition of depreciable properties	(7,001)	(2,838)	(26,847)	(5,045)
Minority interest from the Operating Partnership in income from discontinued operations	457	120	2,005	552
Release of FASB FIN 48 tax liability	(1,473)	—	(1,473)	—

Funds from operations	$36,149	$32,838	$128,319	$101,145

Funds from operations per share - diluted:
Net income available for common stockholders	$0.17	$0.09	$1.09	$0.26
Add/(deduct):
Depreciation and amortization of real estate assets	0.52	0.45	1.47	1.34
(Gains) on disposition of depreciable properties	(0.02)	(0.01)	(0.05)	(0.05)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.04	0.14	0.13
(Gains) on disposition of depreciable properties	—	—	(0.12)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.01	0.01	0.06
(Gains) on disposition of depreciable properties	(0.11)	(0.05)	(0.44)	(0.08)
Release of FASB FIN 48 tax liability	(0.02)	—	(0.02)	—

Funds from operations	$0.59	$0.53	$2.08	$1.66

Weighted average shares outstanding - diluted	61,396	61,457	61,611	60,786

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$3,399	$3,744	$14,194	$10,936
Other income/(expense)	(1,471)	(1,174)	(5,105)	(3,820)
Interest expense	25,325	25,216	74,273	76,928
General and administrative expense	9,649	8,546	31,428	26,298
Impairment of assets held for use	789	—	789	—
Depreciation and amortization expense	32,517	28,168	92,275	84,000

Net operating income from continuing operations	70,208	64,500	207,854	194,342
Non same property and other net operating income	6,776	3,017	18,045	8,734

Total same property net operating income from continuing operations	$63,432	$61,483	$189,809	$185,608

Rental and other revenues	$110,166	$103,395	$325,384	$305,853
Rental property and other expenses	39,958	38,895	117,530	111,511

Total net operating income from continuing operations	70,208	64,500	207,854	194,342
Non same property and other net operating income	6,776	3,017	18,045	8,734

Total same property net operating income from continuing operations	$63,432	$61,483	$189,809	$185,608